Exhibit 99.01

REASSIGNMENT NO. 1 OF RECEIVABLES IN REMOVED ACCOUNTS FROM AMERICAN EXPRESS ISSUANCE TRUST II

(as required by Section 2.14(c) of the Transfer Agreement)

REASSIGNMENT No. 1 OF RECEIVABLES IN REMOVED ACCOUNTS FROM AMERICAN EXPRESS ISSUANCE TRUST II (this “Reassignment”), dated as of June 17, 2016, by and between AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC (“RFC VIII”), as transferor (the “Transferor”), and AMERICAN EXPRESS ISSUANCE TRUST II (the “Trust”), as issuer, pursuant to the Transfer Agreement referred to below.

W I T N E S S E T H:

WHEREAS, RFC VIII, as Transferor, the Trust and The Bank of New York Mellon, as Indenture Trustee (the “Indenture Trustee”), are parties to the Amended and Restated Transfer Agreement, dated as of March 12, 2013 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Transfer Agreement”);

WHEREAS, pursuant to the Transfer Agreement, the Trust wishes to remove from the Trust all Receivables in certain designated Accounts (the “Removed Accounts”) and to cause the Trust to reassign the Receivables of such Removed Accounts, whether now existing or hereafter created, from the Trust to the Transferor; and

WHEREAS, the Trust is willing to accept such designation and to reconvey the Receivables in the Removed Accounts subject to the terms and conditions hereof.

NOW, THEREFORE, the Trust and the Transferor hereby agree as follows:

1. Defined Terms. All terms defined in the Transfer Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Removal Date” shall mean, with respect to the Removed Accounts, June 17, 2016.

“Removal Notice Date” shall mean, with respect to the Removed Accounts, June 3, 2016.

“Removed Accounts” shall mean the Removed Accounts, as defined in the Transfer Agreement, that are designated hereby and listed on Schedule 1 hereto.

2. Designation of Removed Accounts. On or prior to the Removal Date, the Transferor shall deliver or cause to be delivered to the Trust and the Indenture Trustee a computer file or microfiche list containing a true and complete list of the Removed Accounts as of the Removal Notice Date. Such list is incorporated into and made part of this Assignment, shall be Schedule 1 to this Reassignment and shall supplement Schedule 1 to the Transfer Agreement.

3. Conveyance of Receivables. (a) The Trust does hereby sell, transfer, assign, set over and otherwise convey to the Transferor, effective as of the Removal Date, without recourse, representation or warranty, all the right, title and interest of the Trust in, to and under the Receivables arising in the Removed Accounts, all Recoveries allocable to such Receivables, all monies due or to become due and all amounts received or receivable with respect thereto, all Collections with respect thereto, and all proceeds (including “proceeds” as defined in the UCC) thereof (collectively, the “Removed Trust Assets”).

(b) In connection with such reassignment, the Trust agrees to execute and deliver to the Transferor, on or prior to the date this Reassignment is delivered, applicable termination statements prepared by the Trust with respect to the Removed Trust Assets evidencing the release by the Trust of its security interest in the Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as necessary to terminate such interest.

(c) The Transferor shall, at its own expense, on or prior to the Removal Date, indicate in the appropriate computer files that all Receivables reassigned in connection with the Removed Accounts and the related Removed Trust Assets have been conveyed to the Transferor pursuant to this Reassignment by deleting in the securitization field of such computer files the code “E2” for each such Removed Account.

4. Representations and Warranties. The Transferor hereby represents and warrants to the Indenture Trustee as of the Removal Date:

(a) Legal Valid and Binding Obligation. This Reassignment constitutes a legal, valid and binding obligation of the Transferor enforceable against the Transferor, in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(b) List of Removed Accounts. The list of Removed Accounts delivered pursuant to subsection 2.14(a)(ii) of the Transfer Agreement, as of the Removal Notice Date, is true and complete in all material respects.

5. Ratification of the Transfer Agreement. The Transfer Agreement is hereby ratified, and all references to the “Transfer Agreement,” to “this Transfer Agreement” and “herein” shall be deemed from and after the removal Date to be a reference to the Transfer Agreement as supplemented and amended by this Reassignment. Except as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Transfer Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with its terms and, except as expressly provided herein shall not constitute or be deemed to constitute a waiver of compliance with or a consent to noncompliance with any term or provision of the Transfer Agreement.

6. Counterparts. This Reassignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

7. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b) (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

IN WITNESS WHEREOF, the Trust and the Transferor have caused this Reassignment to be duly executed by their respective officers as of the day and year first above written.

AMERICAN EXPRESS ISSUANCE TRUST II

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:	/s/ Erwin M. Soriano
	Name:	Erwin M. Soriano
	Title:	Vice President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC, as Transferor

By:	/s/ Kerri S. Bernstein
	Name:	Kerri S. Bernstein
	Title:	President

ACCEPTED AND ACKNOWLEDGED:

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:	/s/ Catherine L. Cerilles
Name:	Catherine L. Cerilles
Title:	Vice President

Schedule 1

REMOVED ACCOUNTS

[Delivered pursuant to subsection 2.14(a)(ii) of the Transfer Agreement]

S-1